Exhibit 99.1

MICHAEL KORS

Michael Kors Holdings Limited Announces Fourth Quarter and Annual Fiscal 2013 Results

Fourth Quarter Total Revenue Increased 57.1%; Comparable Store Sales Increased 36.7%

Fourth Quarter Reported Diluted EPS Increased 123.9% to $0.50

Hong Kong —May 29, 2013 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fourth quarter and fiscal year ended March 30, 2013.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Fiscal 2013 was another outstanding year for Michael Kors with continued momentum into the fourth quarter reflecting advances on our key growth strategies. Our jet-set luxury accessories and ready to wear are resonating with consumers worldwide and we are excited by our prospects for future growth.”

For the fourth quarter ended March 30, 2013:

•	Total revenue increased 57.1% to $597.2 million from $380.0 million in the fourth quarter of fiscal 2012.

•

Retail net sales increased 58.8% to $272.7 million driven by a 36.7% increase in comparable store sales and 67 net new store openings since the end of the fourth quarter of fiscal 2012. Wholesale net sales increased 59.4% to $304.7 million and licensing revenue increased 15.7% to $19.8 million.

•	Gross profit increased 62.6% to $356.2 million, and as a percentage of total revenue increased to 59.7% compared to 57.7% in the fourth quarter of fiscal 2012.

•

Income from operations was $155.3 million and as a percentage of total revenue was 26.0%. For the fourth quarter of fiscal 2012, income from operations was $78.8 million and included a $2.0 million reimbursement of professional fees associated with the Company’s initial public offering (“IPO”) in December 2011. Excluding this credit, operating income for the fourth quarter of fiscal 2012 was $76.8 million or 20.2% as a percentage of total revenue.

•

Net income was $101.1 million, or $0.50 per diluted share, based on 203.8 million weighted average diluted shares outstanding. Net income for the fourth quarter of fiscal 2012 was $43.6 million, or $0.22 per diluted share, based on 196.9 million weighted average diluted shares outstanding. Excluding the aforementioned credit, net income for the fourth quarter of fiscal 2012 was $41.6 million, or $0.21 per diluted share.

•

At March 30, 2013, the Company operated 304 retail stores, including concessions, compared to 237 retail stores, including concessions, at the end of the same prior-year period. The Company had 96 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 400 Michael Kors stores worldwide at the end of the fourth quarter of fiscal 2013.

Mr. Idol continued, “Our robust fourth quarter results were driven by continued strength across all of our business segments and geographies. North American comparable store sales increased 35%, reflecting the increasing demand for our luxury brand, our exciting product assortment and our exceptional jet-set in-store experience. Sales in our North America wholesale segment increased 57%, reflecting comparable store sales growth as well as the continued conversion to shop-in-shops in department stores. In Europe, sales nearly doubled during the quarter, with continued expansion of brand awareness leading to 63% comparable store sales growth. Finally, in our licensing segment, revenue increased 16%, driven primarily by the ongoing strength in watches and eyewear. Overall, we believe that the Michael Kors luxury brand is ideally positioned within the global luxury lifestyle market and we look forward to continuing to advance on our long-term objectives in fiscal 2014 and beyond.”

MICHAEL KORS

For the fiscal year ended March 30, 2013:

•	Total revenue for the year increased 67.5% to $2.2 billion from $1.3 billion in fiscal 2012.

•	Retail net sales increased 69.5% to $1.1 billion. Comparable store sales increased 40.1%. Wholesale net sales increased 69.2% to $1.0 billion and licensing revenue increased 33.5% to $87.0 million.

•	Gross profit for the year increased 73.5% to $1.3 billion, and as a percentage of total revenue increased to 59.9% as compared to 57.8% in fiscal 2012.

•

Income from operations for the year was $630.0 million and as a percentage of total revenue was 28.9%. For fiscal 2012, income from operations was $247.7 million and included a $10.6 million equity compensation charge associated with equity grants for periods prior to fiscal 2012, $3.2 million in expenses associated with the Company’s IPO in December 2011 and a $10.7 million charge related to the employee share option redemption associated with our private placement. Excluding these charges, income from operations for fiscal 2012 was $272.1 million, or 20.9% as a percentage of total revenue.

•

Net income for the year was $397.6 million, or $1.97 per diluted share, based on 201.5 million weighted average diluted shares outstanding. Net income for fiscal 2012 was $147.4 million, or $0.78 per diluted share, based on 189.3 million weighted average diluted shares outstanding. Excluding the aforementioned charges, net income for fiscal 2012 was $163.1 million, or $0.86 per diluted share.

Outlook

For the first quarter of fiscal 2014, the Company expects total revenue to be in the range of $555 million to $565 million. This assumes a comparable store sales increase of approximately 20%. Diluted earnings per share are expected to be in the range of $0.46 to $0.48 for the first quarter of fiscal 2014. This assumes 204.0 million diluted weighted average shares outstanding and a 36% tax rate.

For fiscal 2014, the Company expects total revenue to be in the range of $2.65 billion to $2.75 billion. This assumes a comparable store sales increase in the range of 15% to 20%. Diluted earnings per share are expected to be in the range of $2.43 to $2.47 for fiscal 2014. This assumes 204.8 million diluted weighted average shares outstanding and a 36% tax rate.

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, May 29, 2013 at 8:00 a.m. EDT. A replay of the call will be available today at 11:00 a.m. EDT; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 5780735. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of

MICHAEL KORS

fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2012 (File No. 001-35368), filed on June 12, 2012 with the U.S. Securities and Exchange Commission, as updated by the risk factors set forth in the Company’s Registration Statement on Form F-3 (File No. 333-186745), filed on February 19, 2013.

CONTACTS:

Investor Relations:

ICR, Inc.

Jean Fontana/Megan Crudele

646-277-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

203-682-8224

alecia.pulman@icrinc.com

MICHAEL KORS

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net sales	$577,379	$362,905	$2,094,757	$1,237,100
Licensing revenue	19,775	17,085	86,975	65,154

Total revenue	597,154	379,990	2,181,732	1,302,254
Cost of goods sold	240,939	160,868	875,166	549,158

Gross profit	356,215	219,122	1,306,566	753,096
Total operating expenses	200,911	140,281	676,552	505,414

Income from operations	155,304	78,841	630,014	247,682
Interest expense, net	223	383	1,524	1,495
Foreign currency loss (gain)	526	1,291	1,363	(2,629)

Income before provision for income taxes	154,555	77,167	627,127	248,816
Provision for income taxes	53,454	33,555	229,525	101,452

Net income	101,101	43,612	397,602	147,364
Net income applicable to preference shareholders	—	—	—	21,227

Net income available for ordinary shareholders	$101,101	$43,612	$397,602	$126,137

Weighted average ordinary shares outstanding:
Basic	200,080,126	191,184,171	196,615,054	158,258,126
Diluted	203,785,123	196,855,404	201,540,144	189,299,197

Net income per ordinary share (1) :
Basic	$0.51	$0.23	$2.02	$0.80
Diluted	$0.50	$0.22	$1.97	$0.78

Statements of Comprehensive Income:
Net income	$101,101	$43,612	$397,602	$147,364
Foreign currency translation adjustments	(5,663)	2,231	(4,006)	(4,768)
Net realized and unrealized gains on derivatives	1,647	—	1,280	—

Comprehensive Income	$97,085	$45,843	$394,876	$142,596

(1)

The calculation for basic earnings per ordinary share is based on net income available for ordinary shareholders divided by basic ordinary shares. The calculation for diluted earnings per share is based on net income divided by diluted shares.

MICHAEL KORS

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 30, 2013	March 31, 2012
Assets
Current assets
Cash and cash equivalents	$472,511	$106,354
Receivables, net	206,454	127,226
Inventories	266,894	187,413
Deferred tax assets	8,480	11,145
Prepaid expenses and other current assets	34,850	31,925

Total current assets	989,189	464,063
Property and equipment, net	242,113	170,755
Intangible assets, net	20,980	14,146
Goodwill	14,005	14,005
Deferred tax assets	4,389	3,952
Other assets	18,889	7,504

Total assets	$1,289,565	$674,425

Liabilities and Shareholders’ Equity
Current liabilities
Revolving line of credit	$—	$22,674
Accounts payable	82,977	67,326
Accrued payroll and payroll related expenses	38,642	33,710
Accrued income taxes	9,074	8,199
Accrued expenses and other current liabilities	33,555	33,097

Total current liabilities	164,248	165,006
Deferred rent	56,986	43,292
Deferred tax liabilities	13,163	6,300
Other long-term liabilities	7,922	3,590

Total liabilities	242,319	218,188
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 201,454,408 shares issued and outstanding at March 30, 2013 and 192,731,390 shares issued and outstanding at March 31, 2012	—	—
Additional paid-in capital	424,454	228,321
Accumulated other comprehensive loss	(3,461)	(735)
Retained earnings	626,253	228,651

Total shareholders’ equity	1,047,246	456,237

Total liabilities and shareholders’ equity	$1,289,565	$674,425

MICHAEL KORS

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION FOR NON-GAAP MEASURES– CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

Reconciliation of income from operations, as reported, to income from operations, as adjusted

	Three Months Ended		Fiscal Year Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Income from operations, as reported	$155,304	$78,841	$630,014	$247,682
Add back adjustments for one time charges:
Stock option expense	—	—	—	10,600
IPO fees	—	(2,000)	—	3,170
Employee share option redemption - private placement	—	—	—	10,690

Income from operations, as adjusted	$155,304	$76,841	$630,014	$272,142

Reconciliation of net income, as reported, to net income, as adjusted

	Three Months Ended		Fiscal Year Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net income, as reported	$101,101	$43,612	$397,602	$147,364
Add back adjustments for one time charges:
Stock option expense	—	—	—	10,600
IPO fees	—	(2,000)	—	3,170
Employee share option redemption - private placement	—	—	—	10,690
Less tax benefit on above	—	—	—	(8,686)

Net income, as adjusted	$101,101	$41,612	$397,602	$163,138

Weighted average ordinary shares outstanding:
Diluted	203,785,123	196,855,404	201,540,144	189,299,197

Net income per ordinary share, as adjusted:
Diluted	$0.50	$0.21	$1.97	$0.86

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as transaction expenses related to the Company’s IPO, Stock option expense and other offering fees. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

MICHAEL KORS

SCHEDULE 4

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Revenue by Region:
North America (U.S. and Canada)	$516,947	$339,332	$1,938,635	$1,183,234
Europe	73,082	37,025	220,724	108,790
Other Regions	7,125	3,633	22,373	10,230

Total Revenue:	$597,154	$379,990	$2,181,732	$1,302,254

Revenue by Segment:
Net sales: Retail	$272,717	$171,789	$1,062,642	$626,940
Wholesale	304,662	191,116	1,032,115	610,160
Licensing	19,775	17,085	86,975	65,154

Total Revenue:	$597,154	$379,990	$2,181,732	$1,302,254

Income from Operations:
Retail	$78,327	$33,593	$315,654	$121,851
Wholesale	74,416	34,843	269,323	85,000
Licensing	2,561	10,405	45,037	40,831

Total Income from Operations	$155,304	$78,841	$630,014	$247,682

Income from Operations, as adjusted*:
Retail	$78,327	$32,739	$315,654	$129,230
Wholesale	74,416	33,814	269,323	100,759
Licensing	2,561	10,288	45,037	42,153

Total Income from Operations, as adjusted	$155,304	$76,841	$630,014	$272,142

*	Adjusted results reflect one-time items shown in Schedule 3.